Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 17, 2008

AUBURN NATIONAL BANCORPORATION REPORTS

NINE PERCENT INCREASE IN QUARTERLY NET EARNINGS

Second Quarter 2008 Highlights – Compared to Second Quarter 2007:

•	Net earnings increased 9%

•	Return on average equity increased to 13.09%

•	Average loans up 17% or $50.1 million

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.9 million, or $0.51 per share, for the second quarter of 2008, compared to $1.7 million, or $0.46 per share, for the second quarter of 2007. Net earnings for the first six months of 2008, were $3.7 million, or $1.01 per share, compared to $3.4 million, or $0.91 per share, for the same period in 2007.

In the second quarter of 2008, total revenue (on a tax-equivalent basis) was approximately $6.1 million, an increase of 7% from the second quarter of 2007. Net interest income (on a tax-equivalent basis) was approximately $5.0 million for the second quarter of 2008, an increase of 10% from the second quarter of 2007, reflecting strong balance sheet growth.

Credit quality remains strong, with an annualized net charge-off ratio of 0.24% for the second quarter of 2008. Although this represents an increase from the second quarter of 2007, the Company’s annualized net charge-off ratio for the second quarter of 2008 remains historically low. Nonperforming assets increased to 1.55% of total loans at June 30, 2008, however, the increase was primarily due to one purchased loan participation in the amount of $4.5 million that was placed on nonaccrual in the first quarter of 2008. Excluding the effects of this loan participation, nonperforming assets were only 0.25% of total loans. Management continues to monitor this loan participation and currently believes the level of the allowance for loan losses is adequate to absorb potential losses in the loan portfolio, including this loan participation. The provision for loan losses increased $160 thousand in the second quarter of 2008 compared with the second quarter of 2007. This increase is primarily due to net charge-offs of $205 thousand in the second quarter of 2008, compared to net charge-offs of $39 thousand in the second quarter of 2007.

In the second quarter of 2008, the Company paid cash dividends of $681 thousand, or $0.185 per share, an increase of $.01 per share or 6% from the second quarter of 2007. The Company’s dividend payout ratio for the second quarter of 2008 was 36.27%. As of June 30, 2008, the Company exceeds all regulatory “well-capitalized” minimums for depository institutions.

“We are extremely pleased with our second quarter results given the challenging economic environment,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board. “Despite adverse economic trends nationally, we remain optimistic about the economy in the markets we serve.”

In addition, on July 11, 2008, the Company sold certain real property to the City of Auburn, which sought the property to expand its downtown parking facilities. The largest parcel was purchased by the Company in 1978. The Company expects to recognize a gain on this sale for the quarter ending September 30, 2008 of approximately $1.1 million before taxes. The Company plans to use the proceeds from the sale of this property to purchase additional branch locations for future expansion in the Auburn-Opelika MSA and surrounding areas.

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REPORTS NINE PERCENT INCREASE IN QUARTERLY NET EARNINGS/page 2

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $731 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan performance, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within our industry. Although the Company believes this non-GAAP financial measure enhances investors’ understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The reconciliation of this non-GAAP financial measure from GAAP to non-GAAP is presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2008	2007	2008	2007

Net interest income (GAAP)	$4,686	$4,298	$9,224	$8,253
Tax-equivalent adjustment	341	278	662	546

Net interest income (Tax-equivalent)	$5,027	$4,576	$9,886	$8,799

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REPORTS NINE PERCENT INCREASE IN QUARTERLY NET EARNINGS/page 3

Financial Highlights (unaudited)

Three Months Ended June 30,	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007

Results of Operations
Net interest income (GAAP)	$4,686	$4,298	$9,224	$8,253
Tax-equivalent adjustment	341	278	662	546

Net interest income (a)	5,027	4,576	9,886	8,799
Noninterest income	1,102	1,138	2,258	2,326

Total revenue (a)	6,129	5,714	12,144	11,125
Provision for loan losses	180	20	240	23
Noninterest expense	3,105	3,130	6,254	6,033
Tax-equivalent adjustment	341	278	662	546
Income tax expense	636	575	1,270	1,134

Net earnings	$1,867	$1,711	$3,718	$3,389

Per share data:
Basic and diluted net earnings	$0.51	$0.46	$1.01	$0.91
Cash dividends declared	$0.185	$0.175	$0.37	$0.35
Weighted average shares outstanding
Basic and diluted	3,680,144	3,729,681	3,680,977	3,734,714
Shares outstanding, at period end	3,677,823	3,727,260	3,677,823	3,727,260
Book value	$14.51	$12.69	$14.51	$12.69
Common stock price
High	$23.71	$29.00	$24.50	$29.00
Low	21.50	26.03	19.00	26.03
Period-end	$22.10	$26.31	$22.10	$26.31
To earnings ratio	11.28	x	14.95	x	11.28	x	14.95	x
To book value	152%	207%	152%	207%
Performance ratios:
Return on average equity	13.09%	13.03%	13.40%	13.07%
Return on average assets	1.02%	1.07%	1.05%	1.06%
Dividend payout ratio	36.27%	38.04%	36.63%	38.46%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.17%	1.35%	1.17%	1.35%
Nonperforming assets	76%	58,629%	76%	58,629%
Net charge-offs (recoveries) as a % of average loans	0.24%	0.05%	0.18%	(0.03)%
Nonperforming assets as a % of loans	1.55%	0.00%	1.55%	0.00%
Other financial data:
Net interest margin	2.98%	3.07%	2.98%	2.98%
Effective income tax rate	25.41%	25.15%	25.46%	25.07%
Efficiency ratio (a)	50.66%	54.78%	51.50%	54.23%
Selected period end balances:
Securities	$323,706	$292,618	$323,706	$292,618
Loans, net of unearned income	345,308	303,281	345,308	303,281
Allowance for loan losses	4,049	4,104	4,049	4,104
Total assets	731,306	651,822	731,306	651,822
Total deposits	540,492	490,478	540,492	490,478
Long-term debt	123,377	90,395	123,377	90,395
Total stockholders’ equity	53,352	47,305	53,352	47,305

(a) Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”